Exhibit 99.1

By Electronic Delivery to:sgovil@cemtrex.com

May 19, 2021

Mr. Saagar Govil

Chairman of the Board, CEO, President & Secretary Cemtrex Inc.

276 Greenpoint Ave, Bld 8, Ste 208

Brooklyn, NY 11222

Re:	Cemtrex Inc. (the “Company”) Nasdaq Symbol: CETX

Dear Mr. Govil:

As you are aware, since we have not received the Company’s Form 10-Q for the period ended March 31, 2021 (the “Subsequent Delinquent Filing”), and because the Company remains delinquent in filing its Form 10-Q for the quarter ended December 31, 2020 (the “Initial Delinquent Filing”), the Company does not comply with our Listing Rules (the “Rules”) for continued listing.1 In accordance with our letter dated February 24, 2021, the Company submitted a plan on April 26, 2021 (“the Submission”) to regain compliance with respect to the Initial Delinquent Filing. Subsequently, on May 6, 2021, Staff requested further information by June 1, 20212 in connection with the Company’s pending investigation into its financials from the period of 2017-2020, so it could review this in connection with the Company’s Submission. As such, the Company has until June 1, 2021 to submit the response to our May 6th request, a plan to regain compliance with the Subsequent Delinquent Filing and any other updates to the plan to file the Initial Delinquent Filing. Please note that any Staff exception to allow the Company to regain compliance, if granted, will be limited to a maximum of 180 calendar days from the due date of the Initial Delinquent Filing, or August 23, 2021.

As detailed in our letter dated February 24, your plan should be as definitive as possible, addressing any issues that you believe would support your request for an exception. In determining whether to grant an exception, Staff will consider, and the Company should address, its specific circumstances, including the likelihood that the periodic reports can be made within the exception period, the Company’s past compliance history, the reasons for the late filing, corporate events that may occur within the exception period, the Company’s general financial status, and its disclosures to the market.

Please email your plan to rachel.scherr@nasdaq.com no later than June 1, 2021. After we review the plan, we will contact you if we have any questions or comments and will provide you

1 Listing Rule 5250(c)(1). For online access to all Nasdaq Rules, please see “Nasdaq Online Resources,” included with this letter.

2 This is a two week extension from the initial due date of May 17, 2021.

Mr. Saagar Govil

May 19, 2021

written notice of our decision. If we do not accept your plan, you will have the opportunity to appeal that decision to a Hearings Panel.3

Our Rules require that the Company, as promptly as possible, but no later than four business days from the receipt of this letter, make a public announcement by issuing a press release disclosing receipt of this letter. The announcement must include the continued listing criteria that the Company does not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination.4 The Company must also submit the announcement to Nasdaq’s MarketWatch Department.5 If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.6

Finally, even though the Company has not filed its periodic report it is still required to provide us with the number of shares issued and outstanding at the end of each quarter. We would appreciate receiving this information electronically via the “Shares Outstanding Change Form,” which can be completed electronically through the Nasdaq Listing Center located at listingcenter.nasdaq.com. In order to complete the Form, you will need to log in to the Listing Center or create an account, if you do not already have one. Once you are logged in, you will need to enter your CUSIP number to complete your submission. This form should be submitted electronically to us no later than seven days from receipt of this letter. If necessary, the Company may provide us with an estimated number.

If you have any questions, please do not hesitate to contact me at +1 301 978 8039 or Rachel Scherr at 301 978 8072.

Sincerely,

Brie Charles

Director

Nasdaq Listing Qualifications

3 See Listing Rule 5815.

4 Listing Rule 5810(b). See FAQ #428 available on the Nasdaq Listing Center.

5 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at nasdaq.net/ED/IssuerEntry.

6 Listing IM-5810-1.

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